                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------



Contact:    Matt Roberts
            Investor Relations/Business Analysis Director
            678.597.7317
            mroberts@manh.com


      MANHATTAN ASSOCIATES REPORTS RESULTS FOR THE SECOND QUARTER OF 2005


Company Realizes Record License and Services Revenue for the Second Consecutive
       Quarter, and Achieves GAAP EPS of $0.09 and Adjusted EPS of $0.25

ATLANTA - JULY 26, 2005 - Manhattan Associates(R), Inc. (Nasdaq: MANH), the global leader in providing supply chain execution and optimization solutions, today announced results for the second quarter ended June 30, 2005.

KEY QUARTERLY FINANCIAL METRICS FOR MANHATTAN ASSOCIATES INCLUDE:

o Software and hosting fees for the quarter ended June 30, 2005, were a record $14.6 million, an increase of 6% over the second quarter of 2004;

o Services revenue for the quarter ended June 30, 2005, was a record $41.3 million, an increase of 14% over the second quarter of 2004;

o Total revenue for the quarter ended June 30, 2005, was a record $61.4 million, an increase of 10% over the second quarter of 2004;

o Operating expenses for the quarter ended June 30, 2005, include $4.4 million of other charges consisting of:

         o        Write-off of a $2.8 million receivable from a German customer;

         o Severance and other costs of $1.1 million in connection with consolidating EMEA operations and the termination of 17 employees; and

         o Write-off of $0.5 million in acquisition-related costs from an unsuccessful acquisition attempt.

o Operating income for the quarter ended June 30, 2005, including the $4.4 million charge, was $6.0 million, a decrease of 39% compared to the second quarter of 2004;

o Operating income for the quarter ended June 30, 2005, excluding the $4.4 million charge, was $10.4 million, an increase of 6% over the second quarter of 2004;

o Cash generated from operations aggregated $14.7 million for the quarter ended June 30, 2005;

o Repurchases of 974,100 of Manhattan Associates' common stock during the quarter ended June 30, 2005 at an average price of $20.46 per share, totaling $20.0 million;

o At its July Board of Directors meeting the company's Board approved the repurchase of up to an additional $50 million of Manhattan Associates' outstanding common stock;

o        Total cash and investments were $168.2 million at June 30, 2005;

o Days sales outstanding (DSO) at June 30, 2005, was 69 days compared to 77 days at June 30, 2004, and 79 days at March 31, 2005; and

o Revenue in the Americas totaled $49.6 million for the quarter ended June 30, 2005, an increase of 14% over the second quarter of 2004. Asia Pacific revenue totaled $3.9 million for the quarter, more than twice the result of last years second quarter. EMEA revenue totaled $7.9 million for the quarter, a decline of 27% compared with the second quarter of 2004.

GAAP net income was $2.8 million, or $0.09 per fully diluted share for the second quarter of 2005 compared to $6.6 million, or $0.21 per fully diluted share, for the second quarter of 2004. The effective income tax rate for the second quarter of 2005 was 58.2% due to the inability to recognize the tax benefit of most of the $4.4 million in other charges. Excluding the income tax impact of these charges, the effective income tax rate for the quarter was 38.9%.

Adjusted net income for the second quarter of 2005, which excludes the other charges and amortization of acquisition-related intangible assets, net of taxes, was $7.5 million, or $0.25 per fully diluted share. Adjusted net income for the second quarter of 2004, which excludes the amortization of acquisition-related intangible assets, net of taxes, was $7.2 million, or $0.23 per fully diluted share.

The company provides adjusted net income and adjusted net income per share in this press release as additional information regarding the company's operating results. The measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP net income and non-GAAP per share measures used by other companies. The company believes that this presentation of adjusted net income and adjusted net income per share provides useful information to investors regarding additional financial and business trends relating to the company's financial condition and results of operations.

"We posted a solid second quarter of 2005," said Pete Sinisgalli, president and chief executive officer of Manhattan Associates. "We are satisfied with our financial results and our key metrics;

core revenue, which represents software and services, was up 12% versus the second quarter of 2004, services margin hit 56%, cash flow from operations was almost $15 million, and we achieved adjusted EPS of $0.25," he continued. "We believe Manhattan Associates is well positioned to continue to lead the supply chain solutions market."

OTHER SIGNIFICANT ACHIEVEMENTS DURING THE QUARTER INCLUDE:

         o Securing key new customers in the quarter including AmeriCold Logistics, Casio, Inc., Copernica, Inc. (DBA Amplifier), Deluxe Film Services (Deluxe Labs), DSC Logistics, Egilsson hf, Elektra del Milenio S.A. de C.V., Meridian IQ, New Page Corporation, Nissin Corporation, PBM Nutritionals, Remington Arms Company, Inc., Sai Cheng Logistics International Co. Ltd., simplehuman LLC, The Harvard Drug Group, LLC, The Metropolitan Museum of Art, and Vertrue Incorporated;

         o Expanding partnerships with many existing clients including Accra Pac Group, Argos Limited, BIC USA Inc., Bosch Security Systems DE, Coles Myer, Ltd., Cornerstone Brands, Inc., Genco Distribution System, Inc., Electronics for Imaging, Inc., Gerber Childrenswear, Inc., Global Home Products, Guess, Inc., Jockey International, Inc., Mothercare UK Limited, O'Reilly Automotive, Inc., Scholastic Inc., Tally-Weijl, TDG (UK) Limited, The Hillman Group, Inc., Thomson Learning Inc., TNT Fashion Logistics, B.V., TNT Logistics N.A., Transports Graveleau and Wegmans Food Markets, Inc;

         o Closing four large deals, each of which were $1 million or more in recognized license revenue;

         o Holding the company's 12th annual Momentum user conference, with record levels of customers in attendance;

         o Unveiling the company's Logistics Event Management Architecture(TM)(LEMA) platform roadmap, designed to provide customers with a comprehensive, services-oriented supply chain platform. LEMA delivers database independence, a common data model, single sign-on functionality and an event-driven, long-running transaction processing environment;

         o Continuing to secure approximately 50% of revenues from non-Warehouse Management solutions including Distributed Order Management, Transportation Management, Trading Partner Management, RFID in a Box(R), Reverse Logistics Management and Performance Management.

BUSINESS OUTLOOK FOR 2005

Manhattan Associates currently intends to publish, in each quarterly earnings release, certain expectations with respect to future financial performance. The following statements regarding future financial performance are based on current expectations, which include a modestly improving general economic and information technology spending environment over the course of the current year. These statements are forward looking. Actual results may differ materially, especially in the current uncertain economic environment. These statements do not reflect the potential impact of mergers, acquisitions or other business combinations that may be completed after the date of this release.

Manhattan Associates will make its earnings release and published expectations available on its Web site (www.manh.com). Beginning September 15, 2005, Manhattan Associates will observe a "Quiet Period" during which Manhattan Associates and its representatives will not comment concerning previously published financial expectations. Prior to the start of the Quiet Period, the public can continue to rely on the expectations published in this Business Outlook section as still being Manhattan Associates' current expectation on matters covered, unless Manhattan Associates publishes a notice stating otherwise. The public should not rely on previously published expectations during the Quiet Period, and Manhattan Associates disclaims any obligation to update any previously published financial expectations during the Quiet Period. The Quiet Period will extend until the date when Manhattan Associates' next quarterly earnings release is published, presently scheduled for the fourth week of October 2005.

Steve Norton, senior vice president and chief financial officer, stated, "For the quarter ending September 30, 2005, Manhattan Associates expects to achieve net earnings of between $0.16 and $0.20 per fully diluted share and adjusted earnings, which excludes the amortization of acquisition-related intangibles, of between $0.18 and $0.22 per fully diluted share. For the full-year 2005, we expect net earnings per fully diluted share of between $0.65 and $0.69, which includes the $0.13 per fully diluted share impact of the $4.4 million of other charges incurred in our second quarter, and the amortization of acquisition-related intangibles. We expect our adjusted earnings per share for the full year to be in the range of $0.86 to $0.90. That compares to our original guidance of $0.88 to $0.94. While we expect our consolidated revenue and pre-tax earnings results will be in line with original expectations for the full-year 2005, the geographic mix will be different. We expect our results in the United States and some international markets--the areas where we are offering our Integrated Logistics Solutions(TM)--will be better than originally planned. We expect the losses in our newer international markets will be somewhat larger than our original plans as these markets are growing less quickly than anticipated. We have already taken actions to reduce our investments in these markets to better match the near-term opportunities. However, the higher than planned losses are not deductible in other markets for income tax purposes and, therefore, we are expecting to report a higher than expected effective income tax rate for 2005. We estimate an increase in 2005 income tax expense of about $0.04 per share. Although we expect to make up a portion of this impact from strong results in the United States and other markets, we do not expect to offset the entire incremental income tax impact."

ABOUT MANHATTAN ASSOCIATES

Manhattan Associates, Inc., is the global leader in providing supply chain execution and optimization solutions. It enables operational excellence through its warehouse, transportation, distributed order management, reverse logistics and trading partner management applications, as well as its RFID, performance management and event management capabilities. These Integrated Logistics Solutions(TM) leverage state-of-the-art technologies, innovative practices and our domain expertise to enhance performance, profitability and competitive advantage. Manhattan Associates has licensed more than 900 customers representing more than 1,600 facilities worldwide, which include some of the world's leading manufacturers, distributors and retailers. For more information about Manhattan Associates, visit www.manh.com.



This press release may contain "forward-looking statements" relating to Manhattan Associates, Inc. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, undetected software errors, competitive pressures, technical difficulties, market acceptance, availability of technical personnel, changes in customer requirements, risks of international operations and general economic conditions. Additional factors are set forth in "Safe Harbor Compliance Statement for Forward-Looking Statements" included as Exhibit 99.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004. Manhattan Associates undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results.

                   MANHATTAN ASSOCIATES, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                           Three Months Ended            Six Months Ended
                                                                                June 30,                      June 30,
                                                                       ------------------------      ------------------------
                                                                          2005           2004           2005           2004
                                                                       ---------      ---------      ---------      ---------
                                                                              (unaudited)                  (unaudited)
Revenue:
      Software and hosting fees ..................................     $  14,633      $  13,784      $  28,447      $  26,090
      Services ...................................................        41,266         36,328         78,703         69,934
      Hardware and other .........................................         5,470          5,858         10,526         11,239
                                                                       ---------      ---------      ---------      ---------

            Total revenue ........................................        61,369         55,970        117,676        107,263

Costs and Expenses:
      Cost of software and hosting fees ..........................         1,249            850          2,560          1,673
      Cost of services ...........................................        18,131         16,523         35,953         31,619
      Cost of hardware and other .................................         4,584          5,071          9,102          9,649
      Research and development ...................................         7,869          7,281         15,547         14,481
      Sales and marketing ........................................        10,507          8,942         20,195         16,862
      General and administrative .................................         7,404          6,605         14,430         13,133
      Amortization of acquisition-related intangibles ............         1,207            891          2,131          1,761
      Severance, acquisition, and accounts receivable charges ....         4,400             --          4,400             --
                                                                       ---------      ---------      ---------      ---------

            Total costs and expenses .............................        55,351         46,163        104,318         89,178
                                                                       ---------      ---------      ---------      ---------
Operating income .................................................         6,018          9,807         13,358         18,085
Other income, net ................................................           609            304          1,094            693
                                                                       ---------      ---------      ---------      ---------
Income before income taxes .......................................         6,627         10,111         14,452         18,778
Income tax provision .............................................         3,854          3,491          6,897          6,481
                                                                       ---------      ---------      ---------      ---------
Net income .......................................................     $   2,773      $   6,620      $   7,555      $  12,297
                                                                       =========      =========      =========      =========
Basic net income per share .......................................     $    0.10      $    0.22      $    0.26      $    0.41
                                                                       =========      =========      =========      =========
Diluted net income per share .....................................     $    0.09      $    0.21      $    0.25      $    0.39
                                                                       =========      =========      =========      =========

Weighted average number of shares:

    Basic ........................................................        29,174         30,178         29,396         30,015
                                                                       =========      =========      =========      =========
    Diluted ......................................................        29,764         31,403         30,015         31,367
                                                                       =========      =========      =========      =========

Reconciliation of Adjusted Net Income:
--------------------------------------
Net income .......................................................     $   2,773      $   6,620      $   7,555      $  12,297
Amortization of acquisition-related intangibles ..................         1,207            891          2,131          1,761
Severance, acquisition, and accounts receivable charges ..........         4,400             --          4,400             --
Income tax effect ................................................          (906)          (307)        (1,265)          (607)
                                                                       ---------      ---------      ---------      ---------
Adjusted net income ..............................................         7,474          7,204         12,821         13,451
                                                                       =========      =========      =========      =========
Adjusted net income per diluted share ............................     $    0.25      $    0.23      $    0.43      $    0.43
                                                                       =========      =========      =========      =========

                                            -more-

                   MANHATTAN ASSOCIATES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                             June 30,    December 31,
                                                               2005          2004
                                                            -----------  ------------
                                                            (unaudited)
                    ASSETS
Current Assets:
      Cash and cash equivalents ........................     $ 40,180     $ 37,429
      Short-term investments ...........................       89,719       88,794
      Accounts receivable, net .........................       46,517       45,996
      Prepaid expenses and other current assets ........        8,676        7,087
      Deferred income taxes ............................        2,342        4,257
                                                             --------     --------

            Total current assets .......................      187,434      183,563

Long-term investments ..................................       38,321       46,433
Property and equipment, net ............................       14,324       13,598
Intangible and other assets ............................       44,670       46,907
                                                             --------     --------

            Total assets ...............................     $284,749     $290,501
                                                             ========     ========

       LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
      Accounts payable and accrued liabilities .........     $ 22,782     $ 19,518
      Current portion of capital lease obligations .....          143          139
      Income taxes payable .............................        3,274        2,233
      Deferred rent ....................................          203          203
      Deferred revenue .................................       24,958       22,710
                                                             --------     --------

            Total current liabilities ..................       51,360       44,803

Long-term portion of capital lease obligations .........           75          148
Deferred rent ..........................................          355          457
Deferred income taxes ..................................          406          466
Total shareholders' equity .............................      232,553      244,627
                                                             --------     --------

      Total liabilities and shareholders' equity .......     $284,749     $290,501
                                                             ========     ========


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